Exhibit 10.6

PANMURE GORDON (UK) LIMITED
PANMURE GORDON & CO INTEGRITY IN INVESTMENT BANKING SINCE 1876	One New Change, London, EC4M 9AF
Authorised and regulated by the Financial Conduct Authority
Member of the London Stock Exchange
Registered in England No. 4915201

	TELEPHONE	+44 (0)20 7886 2500
	DIRECT	+44 (0)20 7886 2968
	EMAIL	freddy.crossley@panmure.com
	WEB	www.panmure.com

The Directors

Midatech Pharma plc

Milton Park Innovation Centre

99 Park Drive, Milton Park

Abingdon

Oxfordshire OX14 4RY

United Kingdom

2 December 2014

Dear Sirs,

Nature of Engagement

1.	This letter (the “Engagement Letter”) sets out the basis on which Panmure Gordon (UK) Limited (“Panmure Gordon”) has been acting and will act for Midatech Pharma plc (“you” or the “Company”) as nominated adviser, financial adviser and corporate broker (the “Engagement”).

Scope of Work

2.	Panmure Gordon will act as nominated adviser, financial adviser and corporate broker to you. During the term of our Engagement, Panmure Gordon will provide the corporate broking and associated financial advisory services set out in clause 3 below (the “Services”) and discharge our role in accordance with the terms and conditions set out in this letter.

Responsibilities

3.	The Services will comprise the following and will be referred to in this letter as corporate broking business:

3.1	Market Information

(i)	Provide general market intelligence and feedback on the market’s view of the Company (including anticipated market reactions to new corporate initiatives) and market activity in the shares on a basis agreed from time to time by Panmure Gordon and the Company;

(ii)	Monitor and provide, where possible, explanations of significant movements in share price and volumes as they arise; and

(iii)	Provide market intelligence and feedback on major market developments within the Company’s sector.

3.2	Investor Relations Input

(i)	Co-ordinate institutional visits and meetings, and provide timely subsequent feedback;

(ii)	Advise on the content of presentations to be made to institutional investors and provide related support to management;

PANMURE GORDON & CO

INTEGRITY IN INVESTMENT BANKING SINCE 1876

(iii)	Liaise with the Company and investors following the release of full year and interim results; and

(iv)	Provide for the Board of Directors an analysis of the Company’s share register (breaking down nominee shareholders) and a comparison against the previous period’s register on a basis agreed from time to time by Panmure Gordon and the Company. For this purpose we will require that you supply, or procure that we are supplied with, a copy of your full list of members at no charge for each analysis.

3.3	Regulation and Liaison

(i)	Liaise where necessary with the UK Listing Authority, the London Stock Exchange and/or the Financial Conduct Authority; and

(ii)	As and when requested, review, comment, assist and advise on the timing of announcements, trading statements, results, and any special business at an Annual General Meeting (“AGM”).

3.4	Input on Circulars

Advise and, when requested, assist on routine matters which do not require approval of the UK Listing Authority such as circulars relating to scrip dividends, capitalisation issues and ordinary business at your AGM.

3.5	Research

Subject to the overriding requirement that all our research is prepared, issued and managed independently of our corporate broking, investment banking, trading and market making businesses, arrange and co-ordinate regular research coverage by Panmure Gordon’s analytical team.

3.6	Market Making

Use our best endeavours to act as a market maker in the Company’s shares.

3.7	Financial Advice

Provide, as necessary, preliminary financial advice in respect of prospective transactions. Once these transactions have progressed beyond a preliminary stage you will discuss with us the basis upon which we may act for you and, if agreed, enter into a separate engagement letter in terms similar to this letter. For the avoidance of doubt, notwithstanding the conclusion of a separate agreement relating to the provision of advice in respect of a transaction, we shall continue to provide corporate broking advice on the terms of this letter.

For the avoidance of doubt, financial advice and any fairness opinions required by Rule 13 of the AIM Rules, Chapter 11 of the Listing Rules or the City Code on Takeovers and Mergers shall be subject to a separate engagement letter and fee arrangement.

3.8	Share Dealings

The Company shall provide to all Directors a copy of the Panmure Gordon private client account opening form and procure, for so long as Panmure is appointed as nominated adviser to the Company, that all Directors’ share dealings and exercise of stock options in the ordinary shares of the Company shall be dealt through Panmure Gordon unless specifically agreed otherwise (please copy the form to all Directors and speak to your Panmure Gordon representative if any Director requires further information about our services).

PANMURE GORDON & CO

INTEGRITY IN INVESTMENT BANKING SINCE 1876

3.9	AIM requirements

Panmure Gordon will assist the Company in complying with the London Stock Exchange’s AIM Rules and will discharge its obligations as nominated adviser as set out in the AIM Rules For Nominated Advisers.

3.10	For so long as Panmure Gordon is engaged by the Company pursuant to this Engagement Letter, the Company undertakes and procures that the Directors shall undertake to Panmure Gordon on the terms set out in Schedule 3.

Fees and Expenses

4.1	Subject to the terms and conditions set out herein, Panmure Gordon shall be entitled to an annual fee of £60,000, payable quarterly in advance on 1 January, 1 April, 1 July, and 1 October (or on the first business day following thereafter), in each case excluding VAT and reasonable out of pocket expenses. The first payment to be made under this letter shall be a pro rata amount in respect of the quarter ending 31 December 2014. From 1 January 2016 and each successive year, the annual fee shall increase by the latest published annual percentage increase in the level of the Retail Price Index (RPI not RPIJ) for the preceding 12 months as published by the Office for National Statistics or its successor body.

4.2	The Company will also reimburse Panmure Gordon on written request for reasonable travel, accommodation, printing, courier and other out-of-pocket expenses (including any London Stock Exchange or Takeover Panel fees or charges for issuing announcements via a regulatory information service provider, any expenses that may be incurred in respect of roadshows and other events and background checks on existing and new directors) incurred by Panmure Gordon in connection with carrying out its responsibilities hereunder, together in each case with an amount equal to any VAT incurred thereon which is not otherwise recoverable by it. Permission of the Company shall be obtained to incur any individual costs, expenses or fees in excess of £1,000 (plus VAT).

4.3	All fees and expenses payable to Panmure Gordon shall be paid in sterling and, in any case where they are calculated or incurred by reference to a currency other than sterling, fees and expenses will be converted into sterling on the date of payment to Panmure Gordon using the relevant exchange rate quoted in the Financial Times on that date.

Undertakings

5.	The Company acknowledges the importance of enabling Panmure Gordon to (i) discuss potential offerings of shares with the Company’s investors, and (ii) provide the Investor Relations Input described in clause 3.2. The Company agrees that if it undertakes an offering of ordinary shares or securities convertible into ordinary shares or any other similar offering or the Company is required by any body to despatch a circular to its shareholders during the term of the Engagement, Panmure Gordon will be offered the opportunity to act as nominated adviser, lead manager and bookrunner of such offering on terms to be agreed between us and based on normal market rates. The Company shall pay Panmure Gordon’s reasonable expenses if it undertakes an offering in breach of the terms of this clause.

Indemnity

6.	In consideration of Panmure Gordon entering into the Engagement, you agree to enter into and perform your obligations under the indemnity letter agreement enclosed with this letter (the “Indemnity”). The Indemnity shall be without prejudice to any other rights or remedies Panmure Gordon or any member of the Panmure Group (as defined in paragraph 1 of the standard terms and conditions contained in Schedule 1) and each of its directors, employees, agents and nominees may have under this Engagement Letter or otherwise and will survive the termination or expiry of this Engagement Letter.

PANMURE GORDON & CO

INTEGRITY IN INVESTMENT BANKING SINCE 1876

Termination

7.	The Engagement will last for a minimum term of 12 months (the “Minimum Term”) and thereafter will automatically be renewed annually, except that either the Company or Panmure Gordon may terminate it after the expiration of the Minimum Term by giving 30 days’ notice in writing to the other, and Panmure Gordon may terminate it immediately upon giving notice (regardless of whether the Minimum Term has expired or not) if the Company is in breach of the terms of this Engagement Letter. Termination or expiry of the Engagement shall be without prejudice to any rights accrued and/or obligations incurred by either party prior to such time or the provisions of clause 8 of this Engagement Letter, the standard terms and conditions contained in Schedule 1 and the Indemnity contained in Schedule 2. We shall also remain entitled to any fees accrued pursuant to clause 4 but not yet paid prior to such termination or expiry and to the reimbursement of costs and expenses (plus VAT) incurred prior to such termination or expiry as contemplated by clause 4. Fees already paid by you pursuant to clause 4 shall not be refundable.

If a sale of the business or of the shares of the Company (or any successor company or affiliate of the Company), whether by recommended offer, private treaty or otherwise, is announced during the period of the Engagement, the Company agrees to appoint Panmure Gordon as financial adviser to such sale, subject to Panmure Gordon presenting a fee proposal (or fee proposals) in relation to such sale which are within the prevailing market rates for such advice.

Continuing Application

8.	Notwithstanding the termination or expiry of the Engagement, if we provide any financial advice or corporate broking services to you in respect of any matter not covered by the Engagement and in respect of which we have not agreed with you a separate letter of engagement, such advice will be deemed to have been given on the basis of clauses 7 to 10 of this Engagement Letter, the standard terms and conditions contained in Schedule 1 and the Indemnity contained in Schedule 2, save that the amount of any fee payable by you in respect thereof shall be such as is agreed between us to be a normal market level of remuneration. In this connection, the provision of any such advice shall be deemed to be the “Engagement” for the purposes of the clauses referred to above and the Indemnity.

Standard Terms and Conditions

9.	The standard terms and conditions of business contained in Schedule 1, the Indemnity contained in Schedule 2 and all other Schedules attached to this letter are deemed to be part of this Engagement Letter. By executing the counterpart of this Engagement Letter, the Company accepts such terms and conditions and agrees to be bound by the Indemnity.

General

10.	This letter does not affect any other agreement with Panmure Gordon or any member of the Panmure Group entered into by the Company in respect of any other transaction or matter.

Please indicate your agreement to the foregoing by signing and returning the enclosed duplicate of this letter.

Yours faithfully,

/s/ Freddy Crossley

for and on behalf of Panmure Gordon (UK) Limited

We agree to the contents of the Engagement Letter and the Schedules thereto.

/s/ Dr. James Phillips

Duly authorized for an on behalf of Midatech Pharma plc

PANMURE GORDON & CO

INTEGRITY IN INVESTMENT BANKING SINCE 1876

SCHEDULE 1

Standard Terms and Conditions Relating to

Panmure Gordon’s Engagement(s)

1.	Application

These are the standard terms and conditions, on and subject to which, Panmure Gordon (UK) Limited (“Panmure Gordon”) will provide any advisory services to the Company. These standard terms and conditions remain in full force and effect unless and until the relationship between Panmure Gordon and the Company is terminated in accordance with the Engagement Letter. Where there is any conflict between the express terms of any letter of engagement and these terms and conditions, the existing engagement letter will prevail.

“Panmure Group” means Panmure Gordon & Co. plc and its subsidiary and group undertakings (as defined in sections 1159-1162 and Schedules 6 and 7 of the Companies Act 2006), including Panmure Gordon (UK) Limited, together with any subsidiary or group undertakings of that undertaking. In providing services to you, Panmure Gordon shall be entitled to draw upon the resources of other members of the Panmure Group. Panmure Gordon (UK) Limited is a wholly owned subsidiary of Panmure Gordon & Co. plc and is authorised and regulated by the Financial Conduct Authority (“FCA”) and is a member of the London Stock Exchange.

2.	Panmure Gordon advice

All written or oral advice given by Panmure Gordon in connection with the Engagement is confidential and exclusively for the use of the Board of Directors of the Company and may not be used or relied on for any other purpose or disclosed to any third party or circulated or referred to or published by the Company without the prior written consent of Panmure Gordon.

3.	Authorisation

Except where the Company expressly instructs Panmure Gordon otherwise, Panmure Gordon is entitled to assume that written instructions have been properly authorised by the Company if they are given by the Company’s Chief Executive, Finance Director, Chairman of the Company’s Board of Directors or by any other person that the Company holds out as having the authority to do so. Instructions may be given by e-mail, fax or otherwise in writing.

4.	Provision of information

The Company agrees that it will provide, and will procure that its Directors provide, to Panmure Gordon all material information concerning its business and affairs which is relevant to Panmure Gordon for the provision of its services pursuant to the Engagement Letter and to provide all such other information as Panmure Gordon may reasonably request. The Company will ensure that all information so provided shall be true, accurate and complete in all material respects, will not be misleading in any material respect, and will not contain any material omissions. Any advice we give you will be given on the basis of such truthfulness, completeness, accuracy and lack of omissions. You confirm that you have the right to supply such information and that the supply of such information by you and its receipt and use by us for the purposes of the Engagement is permitted. The Company agrees with Panmure Gordon that Panmure Gordon will not be responsible for the verification of any such information and shall accept no responsibility for its accuracy. The Company undertakes that every statement of opinion or intention therein will be honestly held and fairly based and that if anything occurs within a reasonable time thereafter to render any such statement untrue, unfair or misleading in any material respect, it will promptly notify Panmure Gordon and take all steps as Panmure Gordon may reasonably require to correct such statement.

PANMURE GORDON & CO

INTEGRITY IN INVESTMENT BANKING SINCE 1876

5.	Communications

All public announcements made or documents published by you or on your behalf in relation to the Engagement will, except as required by the law, only be made or published with the consent of Panmure Gordon.

You undertake to Panmure Gordon to maintain regular contact with Panmure Gordon so that Panmure Gordon can fulfil its obligations under the AIM Rules for Nominated Advisers and, in particular:

(i)	to supply Panmure Gordon forthwith on request with complete and accurate copies of all papers and other information laid before any board meeting of the Company and of the minutes of any such board meeting;

(ii)	to notify Panmure Gordon in advance of and discuss with Panmure Gordon any announcement of profits, losses or dividends in respect of any financial period of the Company and discuss with Panmure Gordon any other information which is likely to materially affect the general character or nature of the business of the Company or is required to be declared under the AIM Rules or which may need to be made known to the investing public in order to enable the investing public to appraise the position of the Company to avoid the establishment of a false market in its securities;

(iii)	to forward to Panmure Gordon for comment, at least 72 hours prior to the intended date of publication, proofs of the documents to be sent to holders of the Company’s securities and press announcements relating to the matters referred to in paragraph (ii);

(iv)	to provide Panmure Gordon with drafts of proposed announcements (not covered by paragraph (ii)), where possible at least 48 hours prior to release but in any case always prior to release. The Company shall have the right, but shall not be obligated, to incorporate any comments provided by Panmure Gordon into such proposed announcements prior to the release thereof. Panmure Gordon accepts no liability whatsoever for announcements and press releases which are released without its prior review and consent;

(v)	during the period of the appointment, to notify Panmure Gordon in advance of, and discuss with Panmure Gordon both the content, timing and manner of release or despatch of, any circular, announcement or other material document (including any preliminary announcement of the Company’s annual results or interim results) proposed to be issued by the Company (whether to shareholders of the Company or otherwise); and

(vi)	to authorise and direct the Company’s auditors and professional advisers to supply Panmure Gordon with any information concerning the Company which Panmure Gordon may from time to time reasonably request in its capacity as Nominated Adviser.

Except where required by law or the rules and regulations made by the FCA under the authorities conferred upon it by the Financial Services and Markets Act 2000 (“FSMA”) (the “Rules”), Panmure Gordon shall not be responsible for ensuring the truth, accuracy, completeness or fairness of any announcement, report, document, statement, press release or other communication of any nature made by you or on your behalf (a “Communication”) (including any such Communication which Panmure Gordon has communicated on your behalf or approved for the purposes of FSMA (a “Relevant Communication”)). Without prejudice to clause 4 above and 9 below, you warrant that any information contained in any Relevant Communication or provided to us in relation to our approval thereof will be true and accurate in all material respects and not misleading (whether by omission or otherwise).

Except as required by law, you agree to procure that each Relevant Communication is published and distributed only in accordance with the terms of Panmure Gordon’s approval and that all qualifications to such approval are complied with.

PANMURE GORDON & CO

INTEGRITY IN INVESTMENT BANKING SINCE 1876

If any Communication is made without Panmure Gordon’s consent, or if Panmure Gordon subsequently becomes aware of information which in its opinion renders such Communication untrue, inaccurate, misleading or non-compliant in any respect with the Rules, you agree that Panmure Gordon shall be entitled to withdraw any approval it may have given in respect of such Communication and to publish any documents or communications as it thinks fit in Panmure Gordon’s interest without reference or liability to you. In addition, where any such Communication is a Relevant Communication, you will at Panmure Gordon’s request:

(i)	cease to communicate such Relevant Communication and take all necessary steps to withdraw such Relevant Communication from circulation; and

(ii)	notify any person known to be relying on the Relevant Communication of the circumstances rendering the Relevant Communication untrue, inaccurate, misleading or non-compliant with the Rules.

Except as required by law, neither any advice given by Panmure Gordon pursuant to this Engagement nor Panmure Gordon’s name may be quoted or referred to in any report, document, statement, press release or other communication without Panmure Gordon’s prior written authorisation. Panmure Gordon shall have the right to publish its engagement by you.

The Company will ensure that any financial promotion which Panmure Gordon is asked to approve on behalf of the Company for the purposes of the Rules and/or FSMA and/or any other document or announcement issued to the London Stock Exchange, shareholders or otherwise:

(i)	is true in all material respects and not misleading in any material respect and all expressions of opinion, intention or expectation it contains are made on reasonable grounds, and that there are no facts known the omission of which would make any such financial promotion, document or announcement misleading in any material respect; and

(ii)	contains all information required by and otherwise complies with all applicable laws and regulations.

The Company accepts that Panmure Gordon is entitled to require the Company to make such modifications or amendments thereto (but only until the Engagement is terminated) as Panmure Gordon reasonably considers necessary or desirable or to withhold its approval to, or to refuse to issue, any such financial promotion, document or announcement in its absolute discretion.

If requested by Panmure Gordon to do so, the Company shall provide such reasonable evidence as Panmure Gordon may require confirming that any financial promotion, document or announcement which it is asked to approve or issue is fair in all material respects and not misleading in any material respect and complies in all material respects with all applicable law. The Company will be responsible for the material accuracy and completeness of such financial promotion, document or announcement and shall be responsible for verifying the information contained in it. The Company will ensure that Panmure Gordon is shown and provided with sufficient time to comment on any such financial promotion, document or announcement and will not, except insofar as it is required to do so by law or by the rules of the London Stock Exchange, issue such financial promotion, document or announcement without the prior approval of Panmure Gordon, which shall not be unreasonably withheld or delayed.

You will keep Panmure Gordon fully informed of all material strategies, developments and discussions relevant to the Services and no relevant initiatives will be undertaken without prior consultation with Panmure Gordon.

In addition, the Company will allow Panmure Gordon full access to all its books and records and all its directors, officers, employees and advisers as Panmure Gordon may reasonably require to independently obtain or verify such information.

PANMURE GORDON & CO

INTEGRITY IN INVESTMENT BANKING SINCE 1876

The Company will consult Panmure Gordon before any dealings take place in its securities, or those of any company in relation to which Panmure Gordon is advising the Company, by the Company or any of its directors, senior managers (or their associates) or any person connected or acting in concert with them, as well as making sure (as required under clause 10 below) that all such dealings are in accordance with the Company’s internal policies and procedures and properly disclosed and authorised in accordance with the relevant laws and regulations.

6.	Fees, commissions and expenses

Save to the extent that the terms of this Engagement Letter relating to the payment of such costs, fees and expenses are altered or varied by the terms of any subsequent agreement which the Company and Panmure Gordon enter into prior to the Engagement being terminated, all costs, fees and expenses due to Panmure Gordon shall be governed by this Engagement Letter. Full payment of all other amounts properly due and payable to Panmure Gordon shall be made within 30 days of the invoice date. In the event full payment of any invoice is not duly received, Panmure Gordon reserves the right to take whatever action it thinks fit to effect payment, to include commencing proceedings without further notice. Interest at UK base rate plus four per cent per annum will be payable on amounts outstanding after 30 days.

The Company shall, promptly upon request by Panmure Gordon and presentation by Panmure Gordon of appropriate receipts therefore, reimburse Panmure Gordon for the amount of any such costs and expenses which Panmure Gordon has paid on behalf of the Company and which were approved by the Company in accordance with the terms hereof and the terms of the Engagement Letter.

Where any such amount is reimbursed to Panmure Gordon, the Company shall (subject to the terms of the Engagement Letter), in addition, pay to Panmure Gordon in respect of Value Added Tax:

(i)	if any reimbursement constitutes part of the consideration for any supply of services to the Company, such amount as equals any input tax payable by Panmure Gordon in respect of the same costs or expenses, for which Panmure Gordon is unable to take any credit or make any recovery, together with the amount of any Value Added Tax for which Panmure Gordon is properly liable in respect of that supply; and

(ii)	if any costs or expenses constitute disbursements incurred by Panmure Gordon as agent on behalf of the Company, an amount equal to any Value Added Tax thereon.

7.	Powers of Panmure Gordon

The appointment by the Company of Panmure Gordon in connection with any engagement confers on Panmure Gordon all powers, authorities and discretions on the Company’s behalf which are necessary for, reasonably incidental to, or customary in the provision of, the services to be provided pursuant to that engagement. The Company hereby agrees to ratify and confirm everything which Panmure Gordon shall lawfully and reasonably do in the exercise of such powers, authorities and discretion.

8.	Material interests

Panmure Gordon is engaged in, among other businesses, securities, equity, derivative and other trading (both proprietary and for its clients), issuing research, investment banking (including corporate broking and advice on mergers, acquisitions and disposals) and market making and may hold long or short positions and make profits or losses from its dealings in the Company’s shares.

Panmure Gordon may either have a client whose interests conflict, or may conflict, with your interests in relation to the Engagement or may itself be regarded as having interests which conflict, or may conflict, with your interests in general in relation to the Engagement or as having any other interest, relationship or arrangement that is material in the context of the Engagement (any such clients and

PANMURE GORDON & CO

INTEGRITY IN INVESTMENT BANKING SINCE 1876

interests being “Material Interests”). The Panmure Group has established procedures, as permitted under the rules of the FCA, designed to ensure that your interests are not prejudiced, notwithstanding any Material Interest, including ensuring that the investment banking (including corporate broking) business is managed separately and operates independently from the other businesses referred to above. One such procedure is an allocation policy that enables us to agree the basis of allocations of securities with the issuer, and then to allot securities to investors in a way that manages relevant Material Interests. You accept, so as expressly to override any duties, obligations or restrictions which would otherwise be implied by the Rules, law or regulation, that members of the Panmure Group, individually or taken as a whole, may have Material Interests.

You also accept that, by reason of duties of confidentiality owed to other persons or the rules of relevant regulatory authorities and investment exchanges, Panmure Gordon or any member of the Panmure Group may be prohibited from disclosing, or it may be inappropriate for Panmure Gordon or any member of the Panmure Group to disclose, information to you, in particular about Material Interests and that the Services will be provided to you without reference to such information. More information on our conflicts policy is available on request.

9.	Confidentiality

Panmure Gordon undertakes to keep confidential within the Panmure Group any information relating to you or your business which has been provided to Panmure Gordon by or on your behalf and which is not either already known to Panmure Gordon, or which is or becomes public knowledge, provided that the Panmure Group may disclose such confidential information to its professional advisers or if it considers it to be required by law or regulation or its insurers or any relevant regulatory authority or investment exchange. You consent to such disclosure and authorise each member of the Panmure Group to co-operate with and/or report to such authorities and investment exchanges. You agree that our duties to you will not restrict our freedom to take all steps which we consider to be necessary to comply with the laws and regulations applicable to us. The undertakings set out in this clause will survive termination or expiry of this Engagement for a period of two years.

You acknowledge that in connection with the Engagement, Panmure Gordon may be required under any relevant law, rule or regulation to disclose confidential information and deliver documents relating to you (and members of your group) including to governmental or regulatory agencies and authorities and you hereby expressly authorise any such disclosure or delivery.

Both parties shall where appropriate agree procedures to ensure that any information disclosed by one to the other is kept confidential and both parties shall comply with such procedures. The parties agree that such procedures may include communication by electronic means and accept that neither party will be liable to the other for any loss or damage arising from the use of any particular form of communication, whether electronic or otherwise.

You also agree that the receipt of confidential information by any member of the Panmure Group in relation to the Engagement will not, at any time during or after the Engagement, prevent Panmure Gordon or any other member of the Panmure Group acting for any person whose interests conflict, or may conflict, with yours or any affiliate of yours.

The Company agrees that Panmure Gordon may, if appropriate and on a confidential basis, provide any member of the Panmure Group which could assist in any engagement, with relevant information about the Company or that engagement, provided that each such member of the Panmure Group shall become subject to the limitations and restrictions set forth in this clause prior to receipt of any such information.

PANMURE GORDON & CO

INTEGRITY IN INVESTMENT BANKING SINCE 1876

10.	Legal and regulatory requirements

The Company confirms and undertakes that it has all necessary powers and has obtained all necessary authorisations, consents and approvals validly and lawfully to enter into the Engagement Letter, including these terms and conditions and the Indemnity comprised in Schedule 2.

The Company undertakes that (save as expressly disclosed to Panmure Gordon in writing) it has and undertakes that it shall maintain all necessary consents and authorisations for Panmure Gordon to carry out any relevant engagement. The Company agrees that it will comply with, and ensure that each of its subsidiaries and associates comply with, all relevant laws and regulations (including in respect of any announcements made or documents published in connection with it) in any jurisdiction. All services which are provided by Panmure Gordon are subject to the Rules and constitute corporate finance business (as defined in the Rules). In providing the services to you, Panmure Gordon is proposing to classify you as a retail client within the meaning of the Rules, notice of which is given in Schedule 4. You hereby acknowledge and confirm that you understand the risks associated with leveraged investments, that the price of some investments can be volatile and that the markets for certain investments are illiquid, and that if there are any specific investments on which you require further information, whether in relation to these or other issues, you will notify Panmure Gordon.

If, at any time, you consider that Panmure Gordon’s assessment is no longer appropriate and it is no longer reasonable to categorise you in accordance with the Engagement Letter, you should inform Panmure Gordon immediately.

Professional clients are subject to less extensive regulatory protection than retail clients. You have the right to request a different client categorisation from the one we assign you. However, Panmure Gordon does not have to agree to this request.

In carrying out its obligations to the Company pursuant to the Engagement Letter, Panmure Gordon is also subject to (as well as the range of applicable laws) a number of rules and regulations and the requirements of a number of regulators. The Company agrees that the duties of Panmure Gordon to it will not restrict the freedom of Panmure Gordon to take all steps which Panmure Gordon reasonably considers to be necessary to comply with the laws, rules and regulations applicable to Panmure Gordon.

The Company undertakes to obtain appropriate advice (including legal advice, but excluding advice required to be provided by Panmure Gordon under the terms of the attached Engagement Letter) in respect of all laws and regulations that may be applicable to it in the UK or any other jurisdiction in connection with any engagement.

You agree that you will provide to Panmure Gordon such evidence and verification of your identity and of the identity of your beneficial owners (if any) and such evidence and verification of the identity of any member of your group and any of their respective directors, shareholders, promoters and controllers as Panmure Gordon may reasonably require in order to comply with Panmure Gordon’s obligations under any legislation and regulations against money laundering and drug trafficking. Panmure Gordon shall be entitled to terminate the Engagement if you fail to comply with any of the provisions of this condition.

Panmure Gordon is obliged under the Proceeds of Crime Act 2002 to submit a report to the Serious Organised Crime Agency (or its successor agency) if it knows, suspects or has reasonable grounds to suspect, that any person is engaged in money laundering, drug trafficking or the provision of financial assistance to terrorism and is not normally permitted to inform anyone of the fact that it has made such a report. It may also have to cease to act without explanation in certain circumstances. You agree that Panmure Gordon will have no liability to you in respect of any loss or damage, cost or expenses suffered or incurred by you to the extent that they arise out of or in connection with Panmure Gordon’s compliance in good faith with the requirements of the anti-money laundering laws as varied or amended from time to time or any other statutory provisions.

PANMURE GORDON & CO

INTEGRITY IN INVESTMENT BANKING SINCE 1876

Panmure Gordon complies with the requirements of the UK regime on anti-bribery and corruption set out in the UK Bribery Act 2010. Panmure Gordon requires its clients to comply with applicable anti-bribery and corruption legislation both in the UK and in jurisdictions relevant to their business, and you hereby agree to do so. Panmure Gordon may require you to demonstrate to us how you comply with such requirements, and you agree to assist with any reasonable request we make in this regard.

You agree that you will not engage in market abuse (within the meaning of Part VIII of the FSMA) or insider dealing (within the meaning of Part V of the Criminal Justice Act 1993), or require or encourage another to do so or otherwise contravene any similar requirement under any applicable law, rule or regulation and will provide appropriate training to relevant employees on the laws relating to insider dealing and market abuse. You acknowledge and agree that Panmure Gordon may monitor any orders you make to Panmure Gordon and that Panmure Gordon has legal obligations to make certain reports to the regulatory and other authorities and to supply information to them about you and the orders it has executed on your behalf.

11.	Use of sub-agents

Subject to the terms of the Engagement Letter and the Company’s prior written approval, Panmure Gordon may in providing services to the Company hereunder employ such sub-agents (including any member of the Panmure Group) as it may reasonably determine and on such terms and on such conditions at it may reasonably determine and the fees and expenses of any such sub-agent shall be paid or reimbursed by the Company pursuant to the Engagement Letter.

12.	Obligations as Nominated Adviser and Sponsor

Under the Listing Rules of the UK Listing Authority and under the AIM Rules and the AIM Rules for Nominated Advisers of the London Stock Exchange plc, where Panmure Gordon is acting as Sponsor or Nominated Adviser respectively to the Company, Panmure Gordon is required to ensure that the directors of an applicant for listing have been made aware of and understand their responsibilities and obligations under the Listing Rules or AIM Rules and certain requirements of the general law. Similar obligations apply or may be considered to apply for companies on the ICAP Securities & Derivatives Exchange. Where this is the case, the Company hereby confirms that such advice will be provided to the Directors prior to Panmure Gordon’s appointment. Thereafter, if requested by Panmure Gordon, the Company shall (and shall procure that its Directors shall) provide to Panmure Gordon written confirmation, as Panmure Gordon may reasonably request, that the Company and the Directors have been made aware of such responsibilities, obligations and requirements.

13.	Amendments

These terms and conditions are subject to change at any time by written instrument signed by both parties hereto. No such change will affect any legal rights or obligations which may have previously accrued to or been incurred by Panmure Gordon or the Company.

14.	Notices

Any written notice to be given hereunder may be delivered in person, by letter (sent by first class post) or be sent by facsimile transmission to the registered office of Panmure Gordon, in the case of notices to Panmure Gordon and to the address last notified by the Company to Panmure Gordon in the case of notices to the Company. All such notices shall be deemed to have been received at the times when in the ordinary course they have been received.

PANMURE GORDON & CO

INTEGRITY IN INVESTMENT BANKING SINCE 1876

15.	Illegality

If any part of the Engagement Letter or its schedules shall become or be declared illegal, invalid or unenforceable for any reason whatsoever, such part shall be deemed to be deleted, provided always that if any such deletion substantially affects or alters the commercial basis of these terms and conditions, the parties shall negotiate in good faith to amend and modify them as may be necessary or desirable in the circumstances.

16.	General

(i)	All sums payable by you under this letter shall be paid free of all deductions or withholdings unless the deduction or withholding is required by law, in which event you shall pay such additional amount as shall be required to ensure that the net amount received by the payee hereunder will equal the full amount which would have been received by it had no such deduction or withholding been required to be made.

All sums quoted are exclusive of any VAT (or any equivalent turnover tax in any other jurisdiction) and you will pay to us any additional VAT (or any equivalent turnover tax in any other jurisdiction) chargeable in respect of payments made to us or otherwise chargeable in respect of the Engagement.

(ii)	Without prejudice to any general principles of law:

(a)	the advice given pursuant to this letter may only be used by you in connection with the terms of the Engagement, and Panmure Gordon owns and will retain ownership of all intellectual and other proprietary rights in relation to its advice. Further, all correspondence and other documents (including those in electronic form) produced or generated by Panmure Gordon relating to the Engagement or the subject matter of the Engagement (“Panmure Gordon Material”) (other than the versions of such documentation provided to you in the course of the Engagement) shall be Panmure Gordon’s sole property; and

(b)	Panmure Gordon shall be entitled to retain one copy of any documents including those in electronic form provided to Panmure Gordon in connection with the Engagement and of Panmure Gordon Material for regulatory or internal record-keeping purposes.

(iii)	Panmure Gordon will not be responsible for providing you with or obtaining or reviewing on your behalf any specialist advice, for the avoidance of doubt including but not limited to legal, tax, accounting, actuarial, environmental or information technology advice.

(iv)	Subject to clause 9, Panmure Gordon and any member of the Panmure Group may process data relating to you and your employees and Directors and may send it to other members of the Panmure Group and their respective advisers within or outside the UK.

(v)	By signing the Engagement Letter, you acknowledge that your Board has approved the terms of this Engagement Letter and has confirmed that it is being entered into in good faith and in your best interests. Any modifications or variations to this letter must be in writing and signed by an authorised representative of each party.

(vi)	A person who is not a party to the Engagement Letter shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

17.	Limits to Obligations

Panmure Gordon is not obliged to sell, acquire, place, underwrite or sub-underwrite any investments, or to lend monies, unless and until it is expressly agreed otherwise in writing. Such obligation will

PANMURE GORDON & CO

INTEGRITY IN INVESTMENT BANKING SINCE 1876

only arise upon execution of a mutually acceptable underwriting agreement (which is expected to contain normal provisions including force majeure, warranties from the Company, its Directors and major shareholders, an indemnity and contractual restrictions on issue/sale of shares in the Company for a period after the completion of the transaction) to be prepared and negotiated in connection with the relevant transaction.

18.	Assignability

This Engagement Letter is personal to you and shall not be capable of assignment or of being transferred by you. We may assign our rights under this Agreement to another Panmure Group member but shall provide you with notification of any such assignment.

19.	Entire agreement

The Engagement Letter and the schedules thereto set out the entire agreement and understanding between the Company and Panmure Gordon in connection with the Engagement and supersede any previous terms of engagement.

20.	Governing Law

This Engagement Letter and these terms and conditions shall be governed by and construed in accordance with English law. You agree for the benefit of Panmure Gordon that the Courts of England will have non-exclusive jurisdiction to settle any dispute which may arise in connection with the Engagement Letter and the standard terms and conditions in this Schedule 1.

PANMURE GORDON & CO

INTEGRITY IN INVESTMENT BANKING SINCE 1876

SCHEDULE 2

The Directors

Midatech Pharma plc

Milton Park Innovation Centre

99 Park Drive, Milton Park

Abingdon

Oxfordshire OX14 4RY

United Kingdom

2 December 2014

Dear Sirs,

Indemnity Agreement

In consideration of Panmure Gordon agreeing to provide or continue to provide nominated adviser, financial adviser and corporate broking services to Midatech Pharma plc (you) on the terms set out in our engagement letter (the “Engagement Letter”), you and we are entering into this indemnity letter agreement, pursuant to which you agree with Panmure Gordon that:

(a)	you will indemnify, keep indemnified and hold harmless Panmure Gordon and each member of the Panmure Group (including any associates or subsidiaries) and each of its and their respective directors, partners, officers, employees and agents (each of the foregoing an “Indemnified Person”) against any and all actions, claims (whether successful, compromised, settled or discontinued), losses, liabilities, damages, costs, charges expenses, expenses (including executive time at usual charge out rates) and any other liability of whatsoever nature (including, for the avoidance of doubt, actions, proceedings, regulatory enquiries or investigations and any liability for any taxes (including any VAT liability, net of any input tax credits) in respect thereof) which it or they may suffer or incur in any jurisdiction or which may be made, threatened or taken against them arising under, out of, or in connection with, directly or indirectly, (i) the Engagement or Panmure Gordon’s role in connection therewith, (ii) any failure or alleged failure by you to comply with any applicable law, rule or regulation, any wrongful or tortious act or omission or any breach of any duty of care, (iii) or any breach by you of any obligation you owe Panmure Gordon pursuant to the Engagement Letter or (iv) any publication, statement or communication not containing or being alleged not to contain all information required to be stated therein or being alleged to be untrue, inaccurate, incomplete or misleading or as having been made negligently or otherwise without the required standard of skill and care or reasonableness (including any costs, charges and expenses (including legal fees) involved in investigating, preparing for or defending the relevant claim whether or not in connection with pending or threatened litigation in which any Indemnified Person is or may be a party) save to the extent that the same are determined by final judgment of a Court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence, fraud, wilful default or breach of the terms of the Engagement Letter (other than any such breach which has arisen as a result of any matter or event beyond the Indemnified Person’s reasonable control);

(b)

no claims will be made against any Indemnified Person by you, your subsidiaries and affiliates, or any respective director, officer, employee or agent of yours or your subsidiaries or affiliates in respect of any and all actions, claims, losses, liabilities, damages, costs, charges

PANMURE GORDON & CO

INTEGRITY IN INVESTMENT BANKING SINCE 1876

and expenses which any of the foregoing may suffer relating to the Engagement or Panmure Gordon’s role in connection therewith (“Client Losses”) save to the extent that the same shall have arisen directly as a result of such Indemnified Person’s gross negligence, fraud or wilful default or breach of the terms of the Engagement Letter (other than any such breach which has arisen as a result of any matter or event beyond the Indemnified Person’s reasonable control);

(c)	unless otherwise expressly agreed in the Engagement Letter, no Indemnified Person is responsible for advising you in respect of any applicable laws or regulations in any jurisdiction in relation to the Engagement and, without prejudice to clause (b) above but subject to clause (e) below, you acknowledge that no Indemnified Person shall incur any liability to you in respect of any breach of such applicable laws or regulations where the relevant Indemnified Person has acted in good faith in the absence of, or in accordance with, any advice you have received and communicated to it;

(d)	notwithstanding anything in clause (b) above, where any Indemnified Persons are the subject of a claim alleging liability in respect of any Client Losses then the total amount of such Client Losses recoverable from any such Indemnified Persons shall be limited to such proportion of the Client Losses as is finally determined to be just and equitable, having regard to the relative responsibility of (i) each Indemnified Person so liable and (ii) any other person (including both you and any other person unrelated to you) who is jointly or severally liable for the Client Losses or any part thereof (a “Third Party”). For the avoidance of doubt, any limitation or exclusion or restriction on the liability of any Third Party under any jurisdiction, whether arising under statute or contract or resulting from death, bankruptcy or insolvency, shall be ignored for the purposes of determining the extent of responsibility of that Third Party under (ii) above;

(e)	nothing in this indemnity letter agreement shall be taken to exclude or restrict any duty or liability to you which Panmure Gordon has under, or to oblige you to indemnify any Indemnified Person against any fine or penalty imposed upon such Indemnified Person under, FSMA or under the regulatory system as defined in the Rules;

(f)	Panmure Gordon shall have regard to any reasonable request which you may make in relation to any relevant action or claim brought or made against an Indemnified Person, subject to your indemnifying and securing Panmure Gordon and any relevant Indemnified Person in a manner satisfactory to Panmure Gordon against any and all costs, charges and expenses incurred in complying with any such request. Where Panmure Gordon reasonably believes that any of the circumstances giving rise to the indemnity set out in clause (a) above might apply, you will co-operate with any reasonable request from Panmure Gordon in relation to such circumstances, and, in particular, you will promptly provide copies of, or access to, all documents so requested; and

(g)	if any tax authority brings into charge to tax any sum paid by you under this indemnity letter agreement then you shall pay such additional amount as shall be required to ensure that the total amount paid, less the tax chargeable on such amount, is equal to the amount that would otherwise be payable under this indemnity letter agreement.

This indemnity letter agreement shall be without prejudice to any other rights or remedies any Indemnified Person may have and shall survive the termination or expiry of the Engagement Letter. Terms defined in the Engagement Letter (including the clause relating to “Continuing Application”) shall have the same meaning in this indemnity letter agreement. Each clause or term of this indemnity letter agreement constitutes a separate and independent provision. If any provision is judged by a court of competent jurisdiction to be void or unenforceable in whole or in part, such provision or part of it shall, to the extent it is void or unenforceable, be deemed not to form part of this indemnity letter agreement and the remainder of this indemnity letter agreement shall continue in full force and effect.

PANMURE GORDON & CO

INTEGRITY IN INVESTMENT BANKING SINCE 1876

An Indemnified Person includes persons connected with Panmure Gordon as defined in the Rules of the FCA as regards any transaction contemplated by any engagement and any successor or assignee of any such persons.

The indemnity in this indemnity letter agreement is in addition to any rights which Panmure Gordon or any member of the Panmure Group may have by virtue of any other existing or future deed or document or at common law or under statute or otherwise howsoever including, but not limited to, any right of contribution.

By signing this indemnity letter agreement, you acknowledge that your Board has approved the terms of this indemnity letter agreement and has confirmed that it is being entered into in good faith and in your best interests. A person who is not a party to this indemnity letter agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms, save that to the extent that Panmure Gordon so consents any Indemnified Person may enforce and rely on this indemnity letter agreement as though it were party to it. Any variations to this indemnity letter agreement must be in writing and signed by an authorised representative of each party to this indemnity letter agreement (but this indemnity letter agreement may be varied without the consent of any other Indemnified Person other than Panmure Gordon).

This indemnity letter agreement shall be governed by and construed in accordance with English law. You agree for the benefit of Panmure Gordon that the Courts of England will have non-exclusive jurisdiction to settle any dispute which may arise in connection with this indemnity letter agreement.

Please indicate your agreement to the foregoing by signing and returning the enclosed duplicate of this indemnity letter agreement.

Yours faithfully,

/s/ Freddy Crossley

for and on behalf of Panmure Gordon (UK) Limited

We agree to the foregoing,

/s/ Dr. James Phillips

for and on behalf of Midatech Pharma plc

PANMURE GORDON & CO

INTEGRITY IN INVESTMENT BANKING SINCE 1876

SCHEDULE 3

The Company and the Directors’ Obligations

1.	The Company hereby undertakes to Panmure Gordon at all times whilst Panmure Gordon remains as nominated adviser to the Company that the Company will (and each company in the Company’s group will, as appropriate):

(a)	notify Panmure Gordon in advance of any public announcement and (where practicable) discuss with Panmure Gordon any matter which it may be necessary to be made known to the investing public in order to enable the investing public to appraise the position of the Company, or which could lead to a substantial movement in the price of the Company’s securities;

(b)	discuss in advance with Panmure Gordon any proposals the Company may have which may comprise a transaction by the Company falling under any of Rules 12, 13, 14 and/or 15 of the AIM Rules for Companies;

(c)	notify Panmure Gordon forthwith upon becoming aware of any breach or potential breach by the Company of the AIM Rules for Companies;

(d)	provide Panmure Gordon with all information and evidence (including access to the Directors) which Panmure Gordon may reasonably require for the proper performance of its obligations as nominated adviser to the Company and to ensure that such information is true and accurate and not misleading;

(e)	forward to Panmure Gordon for prior comment a final proof of all documents to be sent to all holders of the Company’s securities;

(f)	notify Panmure Gordon in advance of and discuss with Panmure Gordon any announcement of profits or losses or dividends in respect of the financial periods of the Company and any other announcement proposed to be made to the public;

(g)	discuss with Panmure Gordon any proposed transaction, acquisition, disposal, or other arrangement or course of conduct proposed to be undertaken or adopted otherwise than in the ordinary course of business which is or may be material in the context of the group as a whole or which will or may require any announcement to be made pursuant to any applicable law or the AIM Rules or other applicable regulation prior to such transaction, acquisition, disposal or other arrangement having or taking legal effect;

(h)	comply with the continuing obligations imposed by the AIM Rules for Companies;

(i)	comply without delay with all reasonable directions given by Panmure Gordon in its role as nominated adviser to the Company, in order to ensure compliance by the Company with the AIM Rules;

(j)	appoint a committee of Directors to be responsible for ensuring compliance by the Company with the AIM Rules for Companies and FSMA;

PANMURE GORDON & CO

INTEGRITY IN INVESTMENT BANKING SINCE 1876

(k)	procure that the Company shall comply with the QCA Code insofar as is reasonable, practicable and appropriate given the size of the group and its operations from time to time;

(1)	not make any material amendments to the service contracts or letters of engagement of the Directors (other than normal and reasonable increases in remuneration and benefits or normal and reasonable additional remuneration payable to a director under any bonus or incentive scheme adopted by the Company and in each case approved by the Remuneration Committee) without, where reasonably practicable, consulting with Panmure Gordon and to consult with Panmure Gordon in relation to any proposed changes to the board of directors of the Company;

(m)	so far as is appropriate, consult with Panmure Gordon, regarding the enforcement the terms of the Directors’ service contracts and letters of engagement;

(n)	pay to the London Stock Exchange such fees and charges as may be promulgated by the London Stock Exchange from time to time in connection with maintaining the admission of the Ordinary Shares to trading as AIM securities; and

(o)	maintain procedures, which provide a reasonable basis for the Directors to make proper judgments as to the financial position and prospects of the Company and the Company’s group.

2.	The Company undertakes that it will procure that each of the Directors (so long as he/she remains a director of the Company) severally undertakes with Panmure Gordon (for so long as it remains the nominated adviser to the Company) that he/she will:

(a)	comply with the provisions of rule 21 of the AIM Rules for Companies (Restrictions on deals) as may be amended from time to time, the Company’s Share Dealing Code (with such modifications to that Code from time to time as the Company and Panmure may consider appropriate) and section 118 of FSMA;

(b)	disclose to the Company without delay all information which the Company needs in order to comply with rule 17 of the AIM Rules for Companies (Disclosure of miscellaneous information), so far as such information is known to the Director or could with reasonable diligence be ascertained by the Director; and

(c)	so far as he is able, procure that the Company complies with the general obligations of disclosure contained in rules 11 to 16 and 18 to 20 (inclusive) of the AIM Rules for Companies, as the same may be varied or amended from time to time.

PANMURE GORDON & CO

INTEGRITY IN INVESTMENT BANKING SINCE 1876

SCHEDULE 4

Notice of Classification as a Retail Client

The Directors

Midatech Pharma plc

Milton Park Innovation Centre

99 Park Drive, Milton Park

Abingdon

Oxfordshire OX14 4RY

United Kingdom

2 December 2014

Dear Sirs,

With effect from the beginning of our business relationship you will be classified as a “Retail Client”. We would ask that you read through this letter and get in contact if there is anything you would like to discuss with us. As a consequence of this categorisation, you have access to all the protections laid out in the Financial Conduct Authority’s Handbook. These include general principle, inducements, terms of business, advertising, suitability and appropriateness, conflict of interests, client assets and reporting to clients. As a Retail Client you are also entitled to the protections set out by the FOS and the FSCS.

Protections that you are subject to by reason of being classified as a “Retail Client” include the following:

•	We are obliged to warn you of the nature of any risks involved in investments that we may advertise or recommend to you. COBS 2.2.1 R

•	You are subject to the protections afforded by the FCA’s suitability rules which mean that we are not reliant upon you to determine whether or not an investment that we recommend to you is suitable for your needs. COBS 9.2.2 R

•	In terms of appropriateness it is our responsibility to ensure that our recommendations are appropriate for your knowledge, experience, financial situation and investment objectives. COBS 10.2.1 R

•	We are under obligation to set out in writing the basis on which the services we will provide to you will be effected. COBS 8.1.3 R

•	We are required to inform you of the charges applicable in relation to the services that we will provide, and we will continue to charge you in accordance with the scale already agreed unless we advise you to the contrary. COBS 6.1.9 R

•	You may have the right to compensation under the Financial Ombudsman Service. DISP 2.7.3R

•	You may have the right of access to the Financial Services Compensation Scheme of the FCA. COMP 4.2.1 R

•	Your rights to sue for damages will not be restricted.

You are entitled to request a different categorisation, so if you disagree with this classification and would like to be reclassified, or would like to discuss its implications further, please contact either David Langshaw (Compliance Director) on 020 7886 2891 or myself prior to conducting any investment business with us.

PANMURE GORDON & CO

INTEGRITY IN INVESTMENT BANKING SINCE 1876

Yours faithfully

/s/ Freddy Crossley

for and on behalf of Panmure Gordon (UK) Limited

We agree to the foregoing,

Agreed and Accepted

/s/ Dr. James Phillips

for and on behalf of Midatech Pharma plc